CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 7, 2013, with respect to the consolidated financial statements of American Realty Capital Trust III, Inc. for the year ended December 31, 2012 included in the Current Report on Form 8-K/A of American Realty Capital Properties, Inc. filed on March 7, 2013, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 13, 2013